Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 117 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated December 24, 2013 on the financial statements and financial highlights of DWS Global Income Builder Fund (now Deutsche Global Income Builder Fund) (one of the Funds comprising Deutsche Market Trust), included in the Fund’s Annual Report for the fiscal year ended October 31, 2013.

/s/ Ernst & Young

Boston, Massachusetts
August 18, 2014